                                                               Exhibit No. 10.45








================================================================================





                       LIMITED LIABILITY COMPANY AGREEMENT


                                       OF


                    AMERICAN GENERAL GATEWAY SERVICES, L.L.C.

                      A DELAWARE LIMITED LIABILITY COMPANY




================================================================================

                                                               Exhibit No. 10.45


                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                    AMERICAN GENERAL GATEWAY SERVICES, L.L.C.
                      A DELAWARE LIMITED LIABILITY COMPANY


                                TABLE OF CONTENTS



                                    RECITALS



                              ARTICLE 1 DEFINITIONS

   1.01    DEFINITIONS.........................................................1
   1.02    CONSTRUCTION........................................................9


                              ARTICLE 2 ORGANIZATION

   2.01    FORMATION...........................................................9
   2.02    NAME................................................................9
   2.03    REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE;
           OTHER OFFICES.......................................................9
   2.04    PURPOSES............................................................9
   2.05    FOREIGN QUALIFICATION...............................................9
   2.06    TERM...............................................................10
   2.07    NO STATE-LAW PARTNERSHIP...........................................10


                 ARTICLE 3 MEMBERSHIP; DISPOSITIONS OF INTERESTS

   3.01    INITIAL MEMBERS....................................................10
   3.02    REPRESENTATIONS, WARRANTIES AND COVENANTS..........................10
   3.03    DISPOSITIONS AND ENCUMBRANCES OF MEMBERSHIP INTERESTS..............11
   3.04    CREATION OF ADDITIONAL MEMBERSHIP INTEREST.........................14
   3.05    ACCESS TO INFORMATION..............................................14
   3.06    CONFIDENTIAL INFORMATION...........................................15
   3.07    LIABILITY TO THIRD PARTIES.........................................16
   3.08    WITHDRAWAL.........................................................16


                         ARTICLE 4 CAPITAL CONTRIBUTIONS

   4.01    INITIAL CONTRIBUTIONS..............................................17
   4.02    SUBSEQUENT CAPITAL CONTRIBUTIONS...................................17
   4.03    FAILURE TO CONTRIBUTE..............................................17
   4.04    LOANS..............................................................18
   4.05    RETURN OF CONTRIBUTIONS............................................18
   4.06    CAPITAL ACCOUNTS...................................................18


             ARTICLE 5 DISTRIBUTIONS; ALLOCATIONS OF PROFIT AND LOSS

   5.01    DISTRIBUTIONS......................................................19
   5.02    DISTRIBUTIONS ON DISSOLUTION AND WINDING UP........................19
   5.03    ALLOCATIONS........................................................19
   5.04    VARYING INTERESTS..................................................20





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                                                               Exhibit No. 10.45


                               ARTICLE 6 MANAGEMENT

   6.01    MANAGEMENT BY MEMBERS..............................................20
   6.02    MANAGEMENT COMMITTEE...............................................20
   6.03    MANAGING MEMBER....................................................24
   6.04    CONFLICTS OF INTEREST..............................................25
   6.05    INDEMNIFICATION FOR BREACH OF AGREEMENT............................25


                                 ARTICLE 7 TAXES

   7.01    TAX RETURNS........................................................26
   7.02    TAX ELECTIONS......................................................26


           ARTICLE 8 BOOKS, RECORDS, REPORTS, BUDGETS AND BANK ACCOUNTS

   8.01    MAINTENANCE OF BOOKS...............................................26
   8.02    REPORTS AND BUDGETS................................................26
   8.03    BANK ACCOUNTS......................................................27


                             ARTICLE 9 BUYOUT OPTION

   9.01    BUYOUT EVENTS......................................................27
   9.02    PROCEDURE..........................................................28
   9.03    PURCHASE PRICE.....................................................28
   9.04    CLOSING............................................................28
   9.05    TERMINATED MEMBER..................................................28


                          ARTICLE 10 DISPUTE RESOLUTION

   10.01   DISPUTES...........................................................29
   10.02   NEGOTIATION TO RESOLVE DISPUTES....................................29
   10.03   SELECTION OF ARBITRATOR............................................30
   10.04   CONDUCT OF ARBITRATION.............................................30
   10.05   IMMEDIATE INJUNCTIVE RELIEF........................................31


                ARTICLE 11 DISSOLUTION, WINDING-UP AND TERMINATION

   11.01   DISSOLUTION........................................................31
   11.02   WINDING-UP AND TERMINATION.........................................31
   11.03   DEFICIT CAPITAL ACCOUNTS...........................................32
   11.04   CERTIFICATE OF CANCELLATION........................................33


                          ARTICLE 12 GENERAL PROVISIONS

   12.01   OFFSET.............................................................33
   12.02   NOTICES............................................................33
   12.03   ENTIRE AGREEMENT; SUPERSEDING EFFECT...............................33
   12.04   EFFECT OF WAIVER OR CONSENT........................................33
   12.05   AMENDMENT OR RESTATEMENT...........................................34
   12.06   BINDING EFFECT.....................................................34
   12.07   GOVERNING LAW; SEVERABILITY........................................34
   12.08   FURTHER ASSURANCES.................................................34
   12.09   WAIVER OF CERTAIN RIGHTS...........................................34
   12.10   COUNTERPARTS.......................................................34

                                                               Exhibit No. 10.45


EXHIBIT:

   A        Members
   B        Guidelines for Measurement of CalPERS Profits

                                                               Exhibit No. 10.45


                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                    AMERICAN GENERAL GATEWAY SERVICES, L.L.C.
                      A Delaware Limited Liability Company


         THIS LIMITED LIABILITY COMPANY AGREEMENT OF AMERICAN GENERAL GATEWAY SERVICES, L.L.C. (this "Agreement"), dated as of January 1, 1999 (the "EFFECTIVE DATE"), is entered into by The Variable Annuity Life Insurance Company, a Texas life insurance company ("VALIC"), and Gateway Investment Services, Inc., a California corporation ("GATEWAY").

                                    RECITALS

         1. Pursuant to a letter of intent, dated September 18, 1998 (the "PRELIMINARY AGREEMENT"), VALIC and Gateway have agreed to form the Company (as defined below).

         2. VALIC and Gateway now desire to enter into this Agreement to agree upon various matters relating to the Company.

                                    ARTICLE 1
                                   DEFINITIONS

         1.01 DEFINITIONS. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below:

              AAA - Section 10.03(b).

              ACT - the Delaware Limited Liability Company Act.

              AFFILIATE - with respect to any Person, (a) each entity that such Person Controls; (b) each Person that Controls such Person, including, in the case of a Member, such Member's Parent; and (c) each entity that is under common Control with such Person, including, in the case of a Member, each entity that is Controlled by such Member's Parent.

              AGREEMENT - introductory paragraph.

              ALTERNATE REPRESENTATIVE - Section 6.02(a)(i).

              ACQUISITION NOTICE - Section 9.02.

              ARBITRATION NOTICE - Section 10.02(c).

              ARBITRATOR - Section 10.03(a).



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
                                                               Exhibit No. 10.45


              ASSIGNEE - any Person that acquires a Membership Interest or any portion thereof through a Disposition; provided, however, that, an Assignee shall have no right to be admitted to the Company as a Member except in accordance with Section 3.03. The Assignee of a dissolved Member is the shareholder, partner, member or other equity owner or owners of the dissolved Member to whom such Member's Membership Interest is assigned by the Person conducting the liquidation or winding up of such Member. The Assignee of a Bankrupt Member is (a) the Person or Persons (if any) to whom such Bankrupt Member's Membership Interest is assigned by order of the bankruptcy court or other Governmental Authority having jurisdiction over such Bankruptcy, or (b) in the event of a general assignment for the benefit of creditors, the creditor to which such Membership Interest is assigned.

              BANKRUPTCY or BANKRUPT - with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors;
         (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through
         (iv) of this clause (a); or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties; or (b) against such Person, a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 120 Days have expired without dismissal thereof or with respect to which, without such Person's consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person's properties has been appointed and 90 Days have expired without the appointment's having been vacated or stayed, or 90 Days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

              BUSINESS DAY - any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the States of California and Texas are closed.

              BUYOUT EVENT - Section 9.01.

              CalPERS CONTRACT - the Agreement (Contract Number 97-169), dated July 1, 1997, between the California Public Employee Retirement System and Gateway, as such agreement is amended from time to time.

              CalPERS LOSSES - the Losses of the Company, calculated solely by reference to the business generated directly by the CalPERS Contract or the clients obtained thereunder, on a stand-alone basis, and by reference to the principles set forth on Exhibit B.



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
                                                               Exhibit No. 10.45


              CalPERS PROFITS - the Profits of the Company, calculated solely by reference to the business generated directly by the CalPERS Contract or the clients obtained thereunder, on a stand-alone basis, and by reference to the principles set forth on Exhibit B.

              CAPITAL ACCOUNT - the account to be maintained by the Company for each Member in accordance with Section 4.06.

              CAPITAL CONTRIBUTION - with respect to any Member, the amount of money and the net agreed fair market value of any property (other than money) contributed to the Company by the Member. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

              CERTIFIED PUBLIC ACCOUNTANTS - a firm of independent public accountants selected from time to time by the Managing Member.

              CHANGE OF MEMBER CONTROL - with respect to any Member, (a) an event that causes such Member to cease to be Controlled by such Member's Parent; or (b) a change in control of a nature that would require such Member's Parent to report in response to Item 6(e) of
         Schedule 14A of Regulation 14A promulgated under the Exchange Act or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Exchange Act which serve similar purposes; provided that, without limitation, such a change in control shall be deemed to have occurred if and when either
         (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of such Member's Parent, representing 25% or more of the combined voting power of the Parent's then outstanding securities entitled to vote with respect to the election of its Board of Directors or (ii) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election or directors, or any combination of the foregoing transactions or events, individuals who were members of the Parent's Board of Directors immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event.

              CLAIM - any and all judgments, claims, causes of action, demands, lawsuits, suits, proceedings, Governmental investigations or audits, losses, assessments, fines, penalties, administrative orders, obligations, costs, expenses, liabilities and damages (whether actual, consequential or punitive), including interest, penalties, reasonable attorney's fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

              CODE - the Internal Revenue Code of 1986, as amended.

              COMPANY - American General Gateway Services, L.L.C., a Delaware limited liability company.

              CONFIDENTIAL INFORMATION - information and data (including all copies thereof) that is furnished or submitted by any of the Members or their Affiliates (whether oral, written, or electronic) on a



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                                                               Exhibit No. 10.45

         confidential basis to the other Members or their Affiliates in connection with the Company, and any and all of the activities, analyses and studies performed pursuant to the Preliminary Agreement or this Agreement, and the resulting information and data obtained from those analyses and studies. Notwithstanding the foregoing, the term "Confidential Information" shall not include any information that:

                    (a) is in the public domain at the time of its disclosure or thereafter, other than as a result of a disclosure directly or indirectly by a Member or its Affiliates in contravention of the Confidentiality Agreement or this Agreement;

                    (b) as to any Member, was in the possession of such Member or its Affiliates prior to the execution of the Confidentiality Agreement provided that, to the knowledge of such Member, the information is not subject to any confidentiality obligations which prohibit its disclosure; or

                    (c) has been independently acquired or developed by a Member or its Affiliates without violating any of the obligations of such Member or its Affiliates under the Confidentiality Agreement, the Preliminary Agreement or this Agreement.

              CONFIDENTIALITY AGREEMENT - that certain letter agreement, dated August 17, 1998, between American General Corporation and Bank Plus Corporation.

              CONTINUATION ELECTION - Section 11.01(b).

              CONTROL - the possession, directly or indirectly, through one or more intermediaries, of either of the following:

                    (a) (i) in the case of a corporation, more than 80% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 80% of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, including a business trust, more than 80% of the beneficial interest therein; and (iv) in the case of any other entity, more than 80% of the economic or beneficial interest therein; or

                    (b) in the case of any entity, the power or authority,
              through ownership of voting securities, by contract or otherwise, to exercise a controlling influence over the management of the entity.

              DAY - a calendar day; provided, however, that, if any period of Days referred to in this Agreement shall end on a Day that is not a Business Day, then the expiration of such period shall be automatically extended until the end of the first succeeding Business Day.

              DEFAULT - with respect to any Member, the failure of a Member to comply in any material respect with any of its agreements, covenants or obligations under this Agreement (other than its agreement not to Withdraw from the Company in Section 3.08), or the failure of any

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                                                               Exhibit No. 10.45


         representation or warranty made by a Member in this Agreement to have been true and correct in all material respects at the time it was made, in each case if such default is not cured by the applicable Member within 30 Days of its receiving notice of such default from any other Member (or, if such default is not capable of being cured within such 30-Day period, if such Member fails to promptly commence substantial efforts to cure such default or to prosecute such curative efforts to completion with continuity and diligence).

              DEFAULT RATE - a rate per annum equal to the lesser of (a) a varying rate per annum equal to the sum of (i) the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, PLUS (ii) 2 % per annum, and (b) the maximum rate permitted by Law.

              DEFERRED AMOUNT - Section 9.03(c).

              DELAWARE CERTIFICATE - Section 2.01.

              DISPOSE, DISPOSING or DISPOSITION - with respect to any asset (including a Membership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Law, including the following: (a) in the case of an asset owned by a natural person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by an entity, (i) a merger or consolidation of such entity (other than where such entity is the survivor thereof),
         (ii) a conversion of such entity into another type of entity, or (iii) a distribution of such asset, including in connection with the dissolution, liquidation, winding-up or termination of such entity (unless, in the case of dissolution, such entity's business is continued without the commencement of liquidation or winding-up); and
         (c) a disposition in connection with, or in lieu of, a foreclosure of an Encumbrance; but such terms shall not include the creation of an Encumbrance.

              DISPOSING MEMBER - Section 3.03(b)(ii)(A).

              DISPOSITION INTEREST - Section 3.03(b)(ii)(A).

              DISPOSITION NOTICE - Section 3.03(b)(ii)(A).

              DISPUTE - Section 10.01.

              DISPUTING MEMBER - Section 10.01.

              DISSOLUTION EVENT - Section 11.01(a).

              EFFECTIVE DATE - introductory paragraph.

                                                               Exhibit No. 10.45


              ENCUMBER, ENCUMBERING, or ENCUMBRANCE - the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Law.

              EXCHANGE ACT- Securities Exchange Act of 1934

              EXERCISE NOTICE - Section 3.03(b)(ii)(A).

              FAIR MARKET VALUE - Section 9.04.

              GATEWAY - introductory paragraph.

              GATEWAY PAYOUT DATE - the date on which Gateway has received cash distributions in an amount equal to the Operating Losses.

              GOVERNMENTAL AUTHORITY - a federal, state, local or foreign governmental authority; a state, province, commonwealth, territory or district thereof; a county or parish; a city, town, township, village or other municipality; a district, ward or other subdivision of any of the foregoing; any executive, legislative or other governing body of any of the foregoing; any agency, authority, board, department, system, service, office, commission, committee, council or other administrative body of any of the foregoing; any court or other judicial body; and any officer, official or other representative of any of the foregoing.

              INCLUDING - including, without limitation.

              INTEREST RATE - a rate per annum equal to the lesser of (a) a varying rate per annum equal to the prime rate as published in The Wall Street Journal, with adjustments in that varying rate to be made on the same date as any change in that rate is so published, and (b) the maximum rate permitted by Law.

              LAW - any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having valid jurisdiction.

              LOSSES - the losses of the Company as determined by the Managing Member, which losses shall be determined quarterly in accordance with GAAP and by reference to the principles set forth on Exhibit B.

              MAJORITY INTEREST - Members holding among them at least a majority of the Sharing Ratios.

              MANAGEMENT COMMITTEE - Section 6.02.

              MANAGING MEMBER - Section 6.03.

                                                               Exhibit No. 10.45


              MANAGING-MEMBER INDEMNIFIED ACTS - Section 6.03(d).

              MANAGING-MEMBER INDEMNIFIED PARTIES - Section 6.03(d).

              MASTER AGREEMENT - the Master Agreement, dated December 17, 1998, between VALIC, Gateway and Bank Plus Corporation.

              MEMBER - any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

              MEMBERSHIP INTEREST - with respect to any Member, (a) that Member's status as a Member; (b) that Member's share of the income, gain, loss, deduction and credits of, and the right to receive distributions from, the Company; (c) all other rights, benefits and privileges enjoyed by that Member (under the Act, this Agreement, or otherwise) in its capacity as a Member, including that Member's rights to vote, consent and approve and otherwise to participate in the management of the Company, including through the Management Committee; and (d) all obligations, duties and liabilities imposed on that Member (under the Act, this Agreement or otherwise) in its capacity as a Member, including any obligations to make Capital Contributions.

              NON-CASH CONSIDERATION - Section 3.03(b)(ii)(D).

              NON-COMPETITION AGREEMENT - the Non-Competition Agreement, dated as of the Effective Date, executed by Robert Condon in favor of VALIC and the Company.

              OPERATING LOSSES - $2 Million.

              OFFICER - any Person designated as an officer of the Company as provided in Section 6.03(c), but such term does not include any Person who has ceased to be an officer of the Company.

              PARENT - the Person that Controls a Member and that is not itself Controlled by any other Person. The Parent of Gateway as of the Effective Date is Bank Plus Corporation.

              PERSON - the meaning assigned that term in Section 18-101(11) of the Act and also includes a Governmental Authority and any other entity.

              PREFERENTIAL RIGHT - Section 3.03(b)(ii)(A).

              PRELIMINARY AGREEMENT - Recital 1.

              PROFITS - the profits of the Company as determined by the Managing Member, which profits shall be determined quarterly in accordance with GAAP and by reference to the principles set forth on Exhibit B.

                                                               Exhibit No. 10.45


              PURCHASING MEMBER - Section 3.03(b)(ii)(A).

              PURCHASE PRICE - Section 9.03.

              REMAINING LOSSES - that portion of the Losses of the Company that is remaining after deducting CalPERS Losses.

              REMAINING PROFITS - that portion of the Profits of the Company that is remaining after deducting CalPERS Profits.

              REPRESENTATIVE - Section 6.02(a)(i).

              SHARING RATIO - subject in each case to adjustments in accordance with this Agreement or in connection with Dispositions of Membership Interests, (a) in the case of a Member executing this Agreement as of the Effective Date or a Person acquiring such Member's Membership Interest, the percentage specified for that Member as its Sharing Ratio on Exhibit A, and (b) in the case of Membership Interest issued pursuant to Section 3.04, the Sharing Ratio established pursuant thereto; provided, however, that the total of all Sharing Ratios shall always equal 100%.

              SOLE DISCRETION - Section 6.02(f)(ii).

              TERM - Section 2.06.

              TERMINATED MEMBER - Section 9.05.

              TREASURY REGULATIONS - the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

              UNEXERCISED PORTION - Section 3.03(b)(ii)(A).

              VALIC - introductory paragraph.

              VALIC PAYOUT DATE - the date on which VALIC has received cash distributions in an amount equal to the Capital Contributions made by VALIC in respect of the CalPERS Contract.

              WITHDRAW, WITHDRAWING or WITHDRAWAL - the withdrawal, resignation or retirement of a Member from the Company as a Member. Such terms shall not include any Dispositions of Membership Interest (which are governed by Section 3.03), even though the Member making a Disposition may cease to be a Member as a result of such Disposition.

Other terms defined herein have the meanings so given them.

                                                               Exhibit No. 10.45


         1.02 CONSTRUCTION. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to Laws refer to such Laws as they may be amended from time to time, and references to particular provisions of a Law include any corresponding provisions of any succeeding Law; and (e) references to money refer to legal currency of the United States of America.

                                    ARTICLE 2
                                  ORGANIZATION

         2.01 FORMATION. The Company has been organized as a Delaware limited liability company by the filing of a Certificate of Formation, dated as of December 9, 1998 (the "DELAWARE CERTIFICATE"), with the Secretary of State of Delaware pursuant to the Act.

         2.02 NAME. The name of the Company is "American General Gateway Services, L.L.C." and all Company business must be conducted in that name or such other names that comply with Law as the Managing Member may select.

         2.03 REGISTERED OFFICE; REGISTERED AGENT; PRINCIPAL OFFICE; OTHER OFFICES. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Delaware Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Delaware Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company shall be at such place as the Managing Member may designate, which need not be in the State of Delaware, and the Company shall maintain records there or such other place as the Managing Member shall designate and shall keep the street address of such principal office at the registered office of the Company in the State of Delaware. The Company may have such other offices as the Managing Member may designate.

         2.04 PURPOSES. The purposes of the Company are to perform all obligations of the Contractor (as such term is defined in the CalPERS Contract) under the CalPERS Contract, to participate in the bidding process for, and perform all obligations required under, such other contracts identified by the Managing Member relating to the provision of financial education and planning seminars or the sale of financial products and services. In addition, the purposes of the Company are to engage in any other business or activity that now or hereafter may be determined by the Managing Member to be necessary, incidental, proper, advisable or convenient to accomplish the foregoing (including obtaining financing therefor) and that is not forbidden by the law of the jurisdiction in which the Company engages in that business.

         2.05 FOREIGN QUALIFICATION. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Managing Member shall cause the

                                                               Exhibit No. 10.45


Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Managing Member, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Managing Member, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

         2.06 TERM. The period of existence of the Company (the "TERM") commenced on the Effective Date and shall end at such time as a certificate of cancellation is filed with the Secretary of State of Delaware in accordance with
Section 11.04.

         2.07 NO STATE-LAW PARTNERSHIP. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

                                    ARTICLE 3
                      MEMBERSHIP; DISPOSITIONS OF INTERESTS

         3.01 INITIAL MEMBERS. The initial Members of the Company are VALIC and Gateway.

         3.02 REPRESENTATIONS, WARRANTIES AND COVENANTS. Each Member hereby represents, warrants and covenants to the Company and each other Member that the following statements are true and correct as of the Effective Date and shall be true and correct at all times that such Member is a Member:

              (a) that Member is duly incorporated, organized or formed (as applicable), validly existing, and (if applicable) in good standing under the Law of the jurisdiction of its incorporation, organization or formation; if required by applicable Law, that Member is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation; and that Member has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery, and performance of this Agreement by that Member have been duly taken;

              (b) that Member has duly executed and delivered this Agreement and the other documents contemplated herein, and they constitute the legal, valid and binding obligation of that Member enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity); and

              (c) that Member's authorization, execution, delivery, and performance of this Agreement does not and will not (i) conflict with,

                                                               Exhibit No. 10.45


         or result in a breach, default or violation of, (A) the organizational documents of such Member, (B) any contract or agreement to which that Member is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which that Member is subject; or (ii) require any consent, approval or authorization from, filing or registration with, or notice to, any Governmental Authority or other Person, unless such requirement has already been satisfied.

         3.03 DISPOSITIONS AND ENCUMBRANCES OF MEMBERSHIP INTERESTS.

              (a) GENERAL RESTRICTION. A Member may not Dispose of or Encumber all or any portion of its Membership Interest except in strict accordance with this Section 3.03. (References in this Section 3.03 to Dispositions or Encumbrances of a Membership Interest shall also refer to Dispositions or Encumbrances of a portion of a Membership Interest.) Any attempted Disposition or Encumbrance of a Membership Interest, other than in strict accordance with this Section 3.03, shall be, and is hereby declared, null and void AB INITIO. The Members agree that a breach of the provisions of this Section 3.03 may cause irreparable injury to the Company and to the other Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Member to comply with such provision and (ii) the uniqueness of the Company business and the relationship among the Members. Accordingly, the Members agree that the provisions of this Section 3.03 may be enforced by specific performance.

              (b) DISPOSITIONS OF MEMBERSHIP INTERESTS.

                    (i) GENERAL RESTRICTION. A Member may not Dispose of its
              Membership Interest except by complying with all of the following requirements: (A) such Member must receive the consent of a Majority Interest; (B) such Member must offer the other Members the right to acquire such Membership Interest in accordance with
              Section 3.03(b)(ii), unless the proposed Assignee is a wholly-owned subsidiary of the Disposing Member; (C) such Member may not Dispose of any Membership Interest that represents less than 10% of the total interests in the Company; provided that, if such Member's entire Membership Interest is less than 10%, such Member may Dispose of its entire Membership Interest; and (D) such Member must comply with the requirements of Section 3.03(b)(iv) and, if the Assignee is to be admitted as a Member, Section 3.03(b)(iii).

                    (ii) PREFERENTIAL PURCHASE RIGHT.

                           (A) PROCEDURE. If a Member at any time proposes to
                  accept an offer (including one made by another Member) for the acquisition of its Membership Interest, then such Member (the "DISPOSING MEMBER") shall promptly give notice thereof (the "DISPOSITION NOTICE") to the Company and the other Members; provided, however, that this Section 3.03(b)(ii) shall not apply to a Disposition to a wholly-owned subsidiary of the Disposing Member. Such offer must be legal, valid and binding. The Disposition Notice shall set forth all relevant information with respect to the offer and the proposed Disposition, including the name and address of the prospective acquirer, the precise Membership Interest, expressed as a

                                                               Exhibit No. 10.45


                  percentage, that is the subject of the Disposition (the "DISPOSITION INTEREST"), the price to be paid for such Disposition Interest, any other terms and conditions of the offer and proposed Disposition and, if any portion of the purchase price is to be paid in Non-Cash Consideration, the information required by Section 3.03(b)(ii)(D). The other Members shall have the preferential right ("PREFERENTIAL RIGHT") to acquire, for the same purchase price (which, in the case of Non-Cash Consideration, shall be deemed to be the fair market value of such Non-Cash Consideration as determined in accordance with Section 3.03(b)(ii)(D)), and on the same terms and conditions, as are set forth in the Disposition Notice, such Disposition Interest in accordance with this Section 3.03(b). Each Member (excluding the Disposing Member) shall have the right (but not the obligation) to acquire a portion of the Disposition Interest that is equal to (aa) the Disposition Interest times (bb) a fraction, the numerator of which is such Member's Sharing Ratio and the denominator of which is the total Sharing Ratios of all Members other than the Disposing Member. Each Member (other than the Disposing Member) shall have 15 Business Days following its receipt of the Disposition Notice in which to notify the other Members (including the Disposing Member) whether such Member desires to exercise its preferential right. (A notice in which a Member exercises such right is referred to herein as an "EXERCISE NOTICE," and a Member that delivers an Exercise Notice is referred to herein as a "PURCHASING MEMBER"). If the Purchasing Members constitute less than all of the Members (other than the Disposing Member), and, consequently, there is a percentage of the Membership Interest for which such preferential right has not been exercised (an "UNEXERCISED PORTION"), then each Purchasing Member shall have 10 Days following the end of such period in which to notify the other Purchasing Members and the Disposing Member whether it desires to acquire the portion of the Unexercised Portion that is equal to (x) the Unexercised Portion times (y) a fraction, the numerator of which is such Purchasing Member's Sharing Ratio and the denominator of which is the total Sharing Ratios of all Purchasing Members. If, at the end of such 10-Day period, there remains an Unexercised Portion, then the Purchasing Members shall have an additional 10-Day period in which to negotiate among themselves for a mutually-agreeable method of sharing the acquisition of the remaining Unexercised Portion. If the Purchasing Members are able to reach such agreement during such 10-Day period, then the Preferential Right shall be deemed exercised, and the Disposing Member and the Purchasing Members shall close the acquisition of the Membership Interest in accordance with Section 3.03(b)(ii)(B). If, however, the Purchasing Members are unable to reach such agreement during such 10-Day period, then the Preferential Right shall be deemed to have been waived, and the Disposing Member shall be free to Dispose of the entire Disposition Interest in accordance with Section 3.03(b)(ii)(C). A Member that fails to exercise a right during any applicable period set forth in this Section 3.03(b)(ii)(A) shall be deemed to have waived such right, but not any future right.

                           (B) CLOSING. If the Preferential Right is deemed
                  exercised in accordance with Section 3.03(b)(ii)(A), the closing of the purchase of the Membership Interest shall occur at the principal place of business of the Company on the 30th

                                                               Exhibit No. 10.45


                  Day after the expiration of the last applicable period referred to in such Section 3.03(b)(ii)(A) (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase), unless the Disposing Member and the Purchasing Members agree upon a different place or date. At the closing, (I) the Disposing Member shall execute and deliver to the Purchasing Members (aa) an assignment of the Membership Interest, in form and substance reasonably acceptable to the Purchasing Members, containing a general warranty of title as to such Membership Interest (including that such Membership Interest is free and clear of all Encumbrances, other than those permitted under Section 3.03(c)(ii)) and (bb) any other instruments reasonably requested by the Purchasing Members to give effect to the purchase; and (II) the Purchasing Members shall deliver to the Disposing Member in immediately-available funds the purchase price provided for in Section 3.03(b)(ii)(A). The Sharing Ratios and Capital Accounts of the Members shall be deemed adjusted to reflect the effect of the purchase.

                           (C) WAIVER OF PREFERENTIAL RIGHT. If no Members
                  deliver Exercise Notices or if the Preferential Right is otherwise deemed waived pursuant to Section 3.03(b)(ii)(A), the Disposing Member shall have the right, subject to compliance with the provisions of this Section 3.03, to Dispose of the Membership Interest described in the Disposition Notice to the proposed Assignee strictly in accordance with the terms of the Disposition Notice for a period of 90 Days after the expiration of the last applicable period referred to in such Section 3.03(b)(ii)(A) (or, if later, the fifth Business Day after the receipt of all applicable Authorizations to the purchase). If, however, the Disposing Member fails so to Dispose of the Membership Interest within such 90-Day period, the proposed Disposition shall again become subject to the Preferential Right.

                           (D) NON-CASH CONSIDERATION. If any portion of the
                  purchase price is to be paid in a form other than cash or cash equivalents (including real or personal property, promissory notes, securities, contractual benefits, assumption of liabilities or anything else of value) ("NON-CASH CONSIDERATION"), the Disposing Member shall state in its Disposition Notice its determination of the aggregate fair market value of such Non-Cash Consideration (which, in the case of marketable securities, shall be the market price of such securities). If a Majority Interest of the non-Disposing Members (calculated without reference to the Sharing Ratio of the Disposing Member) disagree with such determination, they shall notify the other Members of such disagreement within 10 Business Days of receiving the Disposition Notice. If such Dispute is not resolved within five Business Days after such notice, the Disposing Member or a designee of such Majority Interest of the non-Disposing Members may submit such Dispute to binding arbitration by delivering an Arbitration Notice. All of the provisions of Article 10 shall apply to such arbitration, with the following exceptions: (I) the Arbitrator shall be an appraiser or investment banking firm having expertise in the valuation of the types of assets represented by the Non-Cash Consideration; (II) the 20-Day period in
                  Section 10.03(b) shall be a five-Business Day period; (III) the 90-Day period in Section 10.04 shall be a 20-Day period; and (IV) a designee of such Majority Interest of the

                                                               Exhibit No. 10.45


                  non-Disposing Members shall propose a single determination of such aggregate fair market value, and the Arbitrator shall be required to select either the determination of the Disposing Member or the determination of the designee of such Majority Interest (and shall not be permitted to select any other amount).

                    (iii) ADMISSION OF ASSIGNEE AS A MEMBER. An Assignee has the
              right to be admitted to the Company as a Member, with the Membership Interest (and attendant Sharing Ratio) so transferred to such Assignee, only if (A) the Disposing Member making the Disposition has granted the Assignee either (I) the Disposing Member's entire Membership Interest or (II) the express right to be so admitted; and (B) such Disposition is effected in strict compliance with this Section 3.03.

                    (iv) REQUIREMENTS APPLICABLE TO ALL DISPOSITIONS AND
              ADMISSIONS. In addition to the requirements set forth in Sections 3.03(b)(i), 3.03(b)(ii) and 3.03(b)(iii), any Disposition of a Membership Interest and any admission of an Assignee as a Member shall also be subject to any additional requirements of the non-Disposing Members. The Disposing Member and its Assignee shall pay, or reimburse the Company for, all reasonable costs and expenses incurred by the Company in connection with the Disposition and admission on or before the tenth Day after the receipt by that Person of the Company's invoice for the amount due. If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at a rate per annum equal to the Default Rate. No Disposition of a Membership Interest shall effect a release of the Disposing Member from any liabilities to the Company or the other Members arising from events occurring prior to the Disposition.

              (c) ENCUMBRANCES OF MEMBERSHIP INTEREST. A Member may not Encumber its Membership Interest except by complying with both of the following requirements: (i) such Member must receive the consent of a Majority Interest, which consent may be granted or withheld in the Sole Discretion of each Member composing such Majority Interest; and (ii) the instrument creating such Encumbrance must provide that any foreclosure of such Encumbrance (or Disposition in lieu of such foreclosure) must comply with the requirements of Section 3.03(b).

         3.04 CREATION OF ADDITIONAL MEMBERSHIP INTEREST. Additional Membership Interests may be created and issued to existing Members or to other Persons, and such other Persons may be admitted to the Company as Members, with the consent of the Management Committee (which consent may be granted or withheld in the Sole Discretion of each Representative), on such terms and conditions as the Management Committee may determine at the time of admission. The terms of admission or issuance must specify the Sharing Ratios applicable thereto and may provide for the creation of different classes or groups of Members having different rights, powers, and duties. The Managing Member may reflect the creation of any new class or group in an amendment to this Agreement indicating the different rights, powers, and duties, and such an amendment need be executed only by the Managing Member. Any such admission is effective only after the new Member has executed and delivered to the Members an instrument containing the notice address of the new Member, the Assignee's ratification of this Agreement and agreement to be bound by it, and its confirmation that the representations

                                                               Exhibit No. 10.45


and warranties in Section 3.02 are true and correct with respect to it. The provisions of this Section 3.04 shall not apply to Dispositions of Membership Interests or admissions of Assignees in connection therewith, such matters being governed by Section 3.03.

         3.05 ACCESS TO INFORMATION. Each Member shall be entitled to receive any information that it may request concerning the Company; provided, however, that this Section 3.05 shall not obligate the Company, the Management Committee or the Managing Member to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is stored in a computer database). Each Member shall also have the right, upon reasonable notice, and at all reasonable times during usual business hours to inspect the properties of the Company and to audit, examine and make copies of the books of account and other records of the Company. Such right may be exercised through any agent or employee of such Member designated in writing by it or by an independent public accountant, engineer, attorney or other consultant so designated. The Member making the request shall bear all costs and expenses incurred in any inspection, examination or audit made on such Member's behalf. Confidential Information obtained pursuant to this Section 3.05 shall be subject to the provisions of Section 3.06.

         3.06 CONFIDENTIAL INFORMATION. (a) Except as permitted by Section 3.06(b), (i) each Member shall keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person, including any of its Affiliates, and (ii) each Member shall use the Confidential Information only in connection with the Company.

              (b) Notwithstanding Section 3.06(a), but subject to the other provisions of this Section 3.06, a Member may make the following disclosures and uses of Confidential Information:

                  (i) disclosures to another Member in connection with the Company;

                  (ii) disclosures and uses that are approved by the Management Committee;

                  (iii) disclosures to an Affiliate of such Member on a "need to know" basis in connection with the Company, if such Affiliate has agreed to abide by the terms of this Section 3.06;

                  (iv) disclosures to a Person that is not a Member or an Affiliate of a Member, if such Person has been retained to provide services by the Member in connection with the Company or such Member's Membership Interest and has agreed to abide by the terms of this
         Section 3.06;

                  (v) disclosures and uses of Confidential Information that was directly developed and paid for by such Member;

                  (vi) disclosures to a bona-fide potential purchaser of such Member's Membership Interest, if (A) such disclosure has been approved

                                                               Exhibit No. 10.45


         by the Management Committee (which approval shall not be unreasonably withheld), and (B) such potential purchaser has agreed to abide by the terms of this Section 3.06;

                  (vii) disclosures that a Member is legally compelled to make by deposition, interrogatory, request for documents, subpoena, civil investigative demand, order of a court of competent jurisdiction, or similar process, or otherwise by Law or securities exchange requirements; provided, however, that, prior to any such disclosure, such Member shall, to the extent legally permissible:

                           (A) provide the Management Committee with prompt
                  notice of such requirements so that one or more of the Members may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 3.06(b)(vii);

                           (B) consult with the Management Committee on the
                  advisability of taking steps to resist or narrow such disclosure; and

                           (C) cooperate with the Management Committee and with
                  the other Members in any attempt one or more of them may make to obtain a protective order or other appropriate remedy or assurance that confidential treatment will be afforded the Confidential Information; and in the event such protective order or other remedy is not obtained, or the other Members waive compliance with the provisions hereof, such Member agrees (I) to furnish only that portion of the Confidential Information that the other Members are advised by opinion of counsel to the disclosing Member is legally required and (II) to exercise all reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

              (c) Each Member shall take such precautionary measures as may be required to ensure (and such Member shall be responsible for) compliance with this Section 3.06 by any of its Affiliates, and its and their directors, officers, employees and agents, and other Persons to which it may disclose Confidential Information in accordance with this
         Section 3.06.

              (d) A Terminated Member shall promptly destroy (and provide a certificate of destruction to the Company with respect to), or return to the Company, all Confidential Information in its possession. Notwithstanding the immediately-preceding sentence, a Terminated Member may, subject to the other provisions of this Section 3.06, retain and use Confidential Information for the limited purpose of preparing such Terminated Member's tax returns and defending audits, investigations and proceedings relating thereto.

              (e) The Members agree that no adequate remedy at law exists for a breach or threatened breach of any of the provisions of this Section 3.06, the continuation of which unremedied will cause the Company and the other Members to suffer irreparable harm. Accordingly, the Members agree that the Company and the other Members shall be entitled, in addition to other remedies that may be available to them, to immediate injunctive relief from any breach of any of the provisions of this

                                                               Exhibit No. 10.45


         Section 3.06 and to specific performance of their rights hereunder, as well as to any other remedies available at law or in equity.

              (f) The obligations of the Members under this Section 3.06 shall terminate on the third anniversary of the end of the Term.

         3.07 LIABILITY TO THIRD PARTIES. No Member shall be liable for the debts, obligations or liabilities of the Company.

         3.08 WITHDRAWAL. A Member does not have the right to Withdraw; provided, however, a Member shall have the power to Withdraw at any time in violation of this Agreement. If a Member exercises such power in violation of this Agreement, (a) such Withdrawing Member shall be liable to the Company and the other Members for all monetary damages suffered by them as a result of such Withdrawal; and (b) such Withdrawing Member shall not have any rights under
Section 18-604 of the Act. In no event shall the Company or any Member have the right, through specific performance or otherwise, to prevent a Member from Withdrawing in violation of this Agreement.

                                    ARTICLE 4
                              CAPITAL CONTRIBUTIONS

         4.01 INITIAL CONTRIBUTIONS. Contemporaneously with the execution by such Member of this Agreement, each Member shall make the contributions described for that Member in Exhibit A. The fair market value of the CalPERS Contract shall be zero.

         4.02 SUBSEQUENT CAPITAL CONTRIBUTIONS. Without creating any rights in favor of any third party, the Members shall contribute to the Company, in cash and in accordance with their respective Sharing Ratios, on or before the date specified from time to time by the Managing Member, all monies that in the judgment of the Managing Member are necessary to enable the Company to cause the assets of the Company to be properly operated and maintained and to discharge its costs, expenses, obligations, and liabilities; provided that, prior to the VALIC Payout Date, Gateway shall have no obligation to make additional capital contributions.

         4.03 FAILURE TO CONTRIBUTE. If, at any time following the VALIC Payout Date, a Member (each, a "Non-Contributing Member") does not pay to the Company all or any portion of a Capital Contribution that is required to be paid pursuant to Section 4.02, the Company, upon written request by any other Member who has paid its Capital Contribution (each, a "Contributing Member"), shall permit (but not require) each Contributing Member to make a Capital Contribution ("Payment") equal (in the aggregate) to all or any portion of the Non-Contributing Member's unpaid required payment, with the result that, if the Non-Contributing Member fails to make its required payment within 30 days after receiving notice thereof, the Sharing Ratios will be adjusted as follows:

              (i) Each Contributing Member's Sharing Ratio shall be adjusted to equal the percentage (rounded to two decimal places) determined by a fraction, the numerator of which is the sum of (A) the Contributing Member's Sharing Ratio times the sum of all Capital Contributions made by all Members since the VALIC Payout Date PLUS (B) the Contributing

                                                               Exhibit No. 10.45


         Member's Payment; and the denominator of which is the sum of (C) the sum of all Capital Contributions made by all Members since the VALIC Payout Date plus (D) the sum of each Contributing Member's Payment.

              (ii) Each Non-Contributing Member's Sharing Ratio shall be adjusted to equal the percentage (rounded to two decimal places) determined by a fraction, the numerator of which is the Non-Contributing Member's Sharing Ratio times the sum of all Capital Contributions made by all Members since the VALIC Payout Date; and the denominator of which is the sum of (A) the sum of all Capital Contributions made by all Members since the VALIC Payout Date plus (B) the sum of each Contributing Member's Payment.

              (iii) The foregoing adjustments to the Members' Sharing Ratios shall affect all other provisions of this Agreement from and after the date on which the Payment is made, including without limitation for purposes of calculating distributions and allocations under Article 5 and the Purchase Price in Section 9.03(b).

              (iv) Notwithstanding the foregoing, in no event shall this Section
         4.03 operate to reduce the Sharing Ratio of a Non-Contributing Member below 1%, unless otherwise agreed by the Contributing Member.

         4.04 LOANS. If the Company does not have sufficient cash to pay its obligations, any Member(s) that may agree to do so, with the consent of the Managing Member or (for loans in excess of $100,000) the Management Committee, may advance all or part of the needed funds to or on behalf of the Company. An advance described in this Section 4.03 constitutes a loan from the Member to the Company, bears interest at the Interest Rate from the date of the advance until the date of payment, and is not a Capital Contribution.

         4.05 RETURN OF CONTRIBUTIONS. Except as expressly provided herein, a Member is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions.

         4.06 CAPITAL ACCOUNTS. A Capital Account shall be established and maintained for each Member. Each Member's Capital Account shall be increased by
(a) the amount of money contributed by that Member to the Company, (b) the agreed fair market value of property contributed by that Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (c) allocations to that Member of Company income and gain (or items thereof), including income and gain exempt from tax and income and gain described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding income and gain described in Treasury Regulation Section 1.704-1(b)(4)(i), and shall be decreased by (d) the amount of money distributed to that Member by the Company,
(e) the fair market value of property distributed to that Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code), (f)

                                                               Exhibit No. 10.45


allocations to that Member of expenditures of the Company described (or treated as described) in Section 705(a)(2)(B) of the Code, and (g) allocations of Company loss and deduction (or items thereof), including loss and deduction described in Treasury Regulation Section 1.704-1(b)(2)(iv)(g), but excluding items described in (f) above and loss or deduction described in Treasury Regulation Section 1.704-1(b)(4)(i) or 1.704-1(b)(4)(iii). The Members' Capital Accounts shall also be maintained and adjusted as permitted by the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and as required by the other provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization, and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(g). Thus, the Members' Capital Accounts shall be increased or decreased to reflect a revaluation of the Company's property on its books based on the fair market value of the Company's property on the date of adjustment immediately prior to (A) the contribution of money or other property to the Company by a new or existing Member as consideration for a Membership Interest or an increased Sharing Ratio, (B) the distribution of money or other property by the Company to a Member as consideration for a Membership Interest, or (C) the liquidation of the Company. A Member that has more than one Membership Interest shall have a single Capital Account that reflects all such Membership Interests, regardless of the class of Membership Interests owned by such Member and regardless of the time or manner in which such Membership Interests were acquired. Upon the Disposition of all or a portion of a Membership Interest, the Capital Account of the Disposing Member that is attributable to such Membership Interest shall carry over to the Assignee in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).


                                    ARTICLE 5
                  DISTRIBUTIONS; ALLOCATIONS OF PROFIT AND LOSS

         5.01 DISTRIBUTIONS. Distributions to the Members shall be made in the manner described in paragraphs (a) and (b) below.

              (a) CalPERS PROFITS. Cash in the amount of the CalPERS Profits will be distributed to the Members in the following order of priority:

                    (i) first, 100% to Gateway until the Gateway Payout Date;

                    (ii) second, 100% to VALIC until the VALIC Payout Date; and

                    (iii) third, to the Members in accordance with their Sharing
                          Ratios.

              (b) REMAINING PROFITS. Cash in the amount of the Remaining Profits will be distributed 100% to VALIC.

Distributions shall be made within 45 days after the end of each calendar quarter. Annual adjustments shall be made within 120 days after the end of each

                                                               Exhibit No. 10.45


calendar year as necessary to reconcile distributions made over the preceding year with the audited annual financial statements of the Company.

         5.02 DISTRIBUTIONS ON DISSOLUTION AND WINDING UP. Upon the dissolution and winding up of the Company, after adjusting the Capital Accounts for all contributions made under Article 4, all distributions made under Section 5.01 and all allocations under Article 5 for all periods including the period during which the liquidation occurs, all available proceeds distributable to the Members as determined under Section 11.02 shall be distributed to all of the Members in amounts equal to the Members' positive Capital Account balances.

         5.03 ALLOCATIONS. For purposes of maintaining the Capital Accounts pursuant to Section 4.06 and for income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in the manner described in paragraphs (a) and (b) below.

              (a) CalPERS PROFITS AND LOSSES, Each item of income, gain, loss, deduction and credit in respect of the CalPERS Profits and CalPERS Losses shall be allocated to the Members as follows: (i) prior to the Gateway Payout Date, gross income in an amount equal to the distributions made to Gateway pursuant to Section 5.01(a) (i) shall be allocated 100% to Gateway and the remaining items of income, gain, loss, deduction and credit shall be allocated 100% to VALIC; (ii) after the Gateway Payout Date and before the VALIC Payout Date, each item of income, gain, loss, deduction and credit shall be allocated 100% to VALIC; and (iii) thereafter, to the Members in accordance with their Sharing Ratios.

              (b) REMAINING PROFITS AND LOSSES. Each item of income, gain, loss, deduction and credit in respect of the Remaining Profits and Remaining Losses shall be allocated 100% to VALIC.

         5.04 VARYING INTERESTS. All items of income, gain, loss, deduction or credit shall be allocated, and all distributions shall be made, to the Persons shown on the records of the Company to have been Members as of the last calendar day of the period for which the allocation or distribution is to be made. Notwithstanding the foregoing, if during any taxable year there is a change in any Member's Sharing Ratio, the Members agree that their allocable shares of such items for the taxable year shall be determined on any method determined by the Managing Member to be permissible under Code Section 706 and the related Treasury Regulations to take account of the Members' varying Sharing Ratios.

                                    ARTICLE 6
                                   MANAGEMENT

         6.01 MANAGEMENT BY MEMBERS. The management of the Company is fully vested in the Members, acting exclusively in their membership capacities. To facilitate the orderly and efficient management of the Company, the Members shall act (a) collectively as a "committee of the whole" (named the Management Committee) pursuant to Section 6.02, and (b) through the delegation of certain responsibility and authority to the Managing Member pursuant to Section 6.03. The Company will not have "managers," as that term is used in the Act or Rev. Proc. 95-10, 1995-3 I.R.B. 20, it being understood that the Representatives, the Managing Member and the Officers do not constitute "managers."

                                                               Exhibit No. 10.45


         6.02 MANAGEMENT COMMITTEE. The Members shall act collectively through meetings as a "committee of the whole," which is hereby named the "MANAGEMENT COMMITTEE." Decisions or actions taken by the Management Committee in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. The Management Committee shall conduct its affairs in accordance with the following provisions and the other provisions of this
Agreement:

              (a) REPRESENTATIVES.

                    (i) DESIGNATION. To facilitate the orderly and efficient
              conduct of Management Committee meetings, each Member shall notify the other Members, from time to time, of the identity of (A) one of its officers, employees or agents who will represent it at such meetings (a "REPRESENTATIVE"), and (B) one of its officers, employees or agents who will represent it at any meeting that the Member's Representative is unable to attend (an "ALTERNATE Representative"). (The term "REPRESENTATIVE" shall also refer to any Alternate Representative that is actually performing the duties of the applicable Representative.). The initial Representative and Alternate Representative of each Member is set forth on Exhibit A. A Member may designate a different Representative or Alternate Representative for any meeting of the Management Committee by notifying each of the other Members at least three Business Days prior to the scheduled date for such meeting; provided, however, that if giving such advance notice is not feasible, then such new Representative or Alternate Representative shall present written evidence of his or her authority at the commencement of such meeting.

                    (ii) AUTHORITY. Each Representative shall have the full
              authority to act on behalf of the Member that designated such Representative; the action of a Representative at a meeting (or through a written consent) of the Management Committee shall bind the Member that designated such Representative; and the other Members shall be entitled to rely upon such action without further inquiry or investigation as to the actual authority (or lack thereof) of such Representative. In addition, the act of an Alternate Representative shall be deemed the act of the Representative for which such Alternate Representative is acting, without the need to produce evidence of the absence or unavailability of such Representative.

                    (iii) DISCLAIMER OF DUTIES; INDEMNIFICATION. EACH
              REPRESENTATIVE SHALL REPRESENT, AND OWE DUTIES TO, ONLY THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE (THE NATURE AND EXTENT OF SUCH DUTIES BEING AN INTERNAL CORPORATE AFFAIR OF SUCH MEMBER), AND NOT TO THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY, EXCEPT THAT SUCH REPRESENTATIVE SHALL

                                                               Exhibit No. 10.45


              OWE SUCH PERSONS A DUTY OF GOOD FAITH AND SHALL BE RESPONSIBLE FOR ANY ACTS OR OMISSIONS THAT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH REPRESENTATIVE FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER), OTHER THAN THE MEMBER THAT DESIGNATED SUCH REPRESENTATIVE, THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, SUCH REPRESENTATIVE'S SERVICE ON THE MANAGEMENT COMMITTEE, PROVIDED HOWEVER, THAT THE ACTS, OMISSIONS OR ALLEGED ACTS OR OMISSIONS UPON WHICH SUCH CLAIMS ARE BASED WERE NOT PERFORMED OR OMITTED AS A RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT BY SUCH REPRESENTATIVE.

                    (iv) ATTENDANCE. Each Member shall use all reasonable
              efforts to cause its Representative or Alternate Representative to attend each meeting of the Management Committee, unless its Representative is unable to do so because of a "force majeure" event or other event beyond his reasonable control, in which event such Member shall use all reasonable efforts to cause its Representative or Alternate Representative to participate in the meeting by telephone pursuant to Section 6.02(h).

              (b) CHAIRMAN AND SECRETARY. The Representative of VALIC will be designated as Chairman of the Management Committee, in accordance with this Section 6.02(b), to preside over meetings of the Management Committee. The Management Committee shall also designate a Secretary of the Management Committee, who need not be a Representative.

              (c) PROCEDURES. The Secretary of the Management Committee shall maintain written minutes of each of its meetings, which shall be submitted for approval no later than the next regularly-scheduled meeting. The Management Committee may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided that such rules and procedures shall not be inconsistent with or violate the provisions of this Agreement.

              (d) TIME AND PLACE OF MEETINGS. The Management Committee shall meet annually, subject to more or less frequent meetings upon approval of the Management Committee. Notice of, and an agenda for, all Management Committee meetings shall be provided by the Chairman to all Members at least ten Days prior to the date of each meeting, together with proposed minutes of the previous Management Committee meeting (if such minutes have not been previously ratified). Special meetings of the Management Committee may be called at such times, and in such manner, as the Managing Member deems necessary, by notifying the Chairman, who in turn shall notify all Members of the date and agenda for such meeting at least ten Days prior to the date of such meeting. Such ten-Day period may be shortened by the Management Committee. All meetings of the Management Committee shall be held at a location designated by the Chairman. Attendance of a Member at a meeting of the

                                                               Exhibit No. 10.45


         Management Committee shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

              (e) QUORUM. The presence of all Representatives shall constitute a quorum for the transaction of business at any meeting of the Management Committee.

              (f) VOTING.

                    (i) VOTING. Votes of the Management Committee shall require unanimous approval.

                    (ii) DISCLAIMER OF DUTIES. WITH RESPECT TO ANY VOTE, CONSENT
              OR APPROVAL AT ANY MEETING OF THE MANAGEMENT COMMITTEE OR OTHERWISE UNDER THIS AGREEMENT, EACH MEMBER MAY GRANT OR WITHHOLD SUCH VOTE, CONSENT OR APPROVAL (A) IN ITS SOLE AND ABSOLUTE DISCRETION, (B) WITH OR WITHOUT CAUSE, (C) SUBJECT TO SUCH CONDITIONS AS IT SHALL DEEM APPROPRIATE, AND (D) WITHOUT TAKING INTO ACCOUNT THE INTERESTS OF, AND WITHOUT INCURRING LIABILITY TO, THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY (COLLECTIVELY, "SOLE DISCRETION"). THE PROVISIONS OF THIS SECTION 6.02(f)(ii) SHALL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A MEMBER OR ITS REPRESENTATIVE.

              (g) ACTION BY WRITTEN CONSENT. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by Members that could have taken the action at a meeting of the Management Committee at which all Members entitled to vote on the action were represented and voted.

              (h) MEETINGS BY TELEPHONE. Members may participate in and hold such meeting by means of conference telephone, video conference or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

              (i) MATTERS REQUIRING MANAGEMENT COMMITTEE APPROVAL. Notwithstanding any other provision of this Agreement, none of the following actions may be taken by, or on behalf of, the Company (including by the Managing Member) without first obtaining the unanimous vote of the Management Committee:

                                                               Exhibit No. 10.45


                    (A) creation of additional Membership Interests in
              accordance with Section 3.04;

                    (B) approving disclosures of Confidential Information in
              accordance with Section 3.06(b)(ii) and (vi);

                    (C) approving loans by the Members to the Company in excess of $100,000, in accordance with Section 4.03;

                    (D) removal and replacement of the Managing Member, in
              accordance with Section 6.03(a);

                    (E) disposing of or encumbering substantially all the assets of the Company relating to the CalPERS Contract;

                    (F) dissolving the Company in accordance with Section
              11.01(a)(i); and

                    (G) selecting a liquidator in accordance with Section 11.02.

         6.03 MANAGING MEMBER. The Members hereby delegate the authority described in Section 6.03(b) to the Member that is designated as the "MANAGING MEMBER" in accordance with this Section 6.03. Decisions or actions taken by the Managing Member in accordance with the provisions of this Agreement shall constitute decisions or actions by the Company and shall be binding on each Member, Representative, Officer and employee of the Company. The Managing Member shall be designated, and shall exercise such delegated authority, in accordance with the following provisions and the other provisions of this Agreement:

              (a) DESIGNATION AND REMOVAL. The initial Managing Member is VALIC. It, and any successor Managing Member that is designated in accordance with this Section 6.03(a), shall cease to be the Managing Member upon the earliest to occur of the following events: (i) it shall Dispose of all of its Membership Interest; (ii) it shall become a Terminated Member; (iii) it shall resign as Managing Member by giving notice thereof to the other Members (which resignation shall become effective 90 Days after delivery of such notice, unless an earlier or later effectiveness is agreed to by the Managing Member and the Management Committee); or (iv) it shall commit gross negligence or willful misconduct in the management of the Company and, as a consequence, shall be removed as Managing Member by the Management Committee at a meeting called for such purpose (which removal shall become effective 90 Days after the vote of the Management Committee, unless an earlier or later effectiveness is agreed to by the Managing Member and the Management Committee). Upon the occurrence of any of the events described in the immediately preceding sentence, the Management Committee shall designate another Member (that consents to serve as such) as a successor Managing Member.

              (b) DUTY AND AUTHORITY. Except for decisions and actions that are to be made by the Management Committee pursuant to Section 6.02(i) or

                                                               Exhibit No. 10.45


         another express provision of this Agreement, the Managing Member is hereby delegated the duty and authority to manage the Company.

              (c) OFFICERS. The Managing Member may designate one or more Persons to be Officers of the Company. Any Officers so designated shall have such titles and, subject to the other provisions of this Agreement, have such authority and perform such duties as the Managing Member may delegate to them and shall serve at the pleasure of the Managing Member.

              The first General Manager of the Company shall be Robert Condon. Subject to the limitations imposed by this Agreement, any employment or consulting agreement, any employee plan, and the direction of the Managing Member, the General Manager shall be responsible for the management and direction of the business and affairs of the Company, its other Officers, employees and agents, shall supervise generally the day-to-day affairs of the Company and shall have full authority to execute all documents and take all actions that the Company may legally take. The General Manager shall exercise such other powers and perform such other duties as may be assigned to him by this Agreement or the Managing Member, including any duties and powers stated in any employment or consulting agreement approved by the Managing Member. The General Manager shall report monthly to the Managing Member on the performance of the Company.

              (d) LIMITATIONS OF DUTIES; INDEMNIFICATION. THE MANAGING MEMBER SHALL BE LIABLE TO THE COMPANY AND THE OTHER MEMBERS FOR ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE MANAGEMENT OF THE COMPANY; BUT THE MANAGING MEMBER, ITS REPRESENTATIVE, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (THE "MANAGING-MEMBER INDEMNIFIED PARTIES") SHALL NOT BE LIABLE TO THE COMPANY, ANY OTHER MEMBER OR REPRESENTATIVE, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY FOR ANY ACTS OR OMISSIONS THAT DO NOT CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, INCLUDING THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY (SHORT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE MANAGING MEMBER OR ITS REPRESENTATIVE (THE "MANAGING-MEMBER INDEMNIFIED ACTS"); AND THE COMPANY SHALL INDEMNIFY, PROTECT, DEFEND, RELEASE AND HOLD HARMLESS EACH MANAGING-MEMBER INDEMNIFIED PARTY FROM AND AGAINST ANY CLAIMS ASSERTED BY OR ON BEHALF OF ANY PERSON (INCLUDING ANOTHER MEMBER) THAT ARISE OUT OF, RELATE TO OR ARE OTHERWISE ATTRIBUTABLE TO, DIRECTLY OR INDIRECTLY, THE MANAGING-MEMBER INDEMNIFIED ACTS.

              (e ) LIMITATION OF OTHER MEMBERS' AUTHORITY. Each Member, other than the Managing Member, agrees that it will not exercise its authority under the Act to bind or commit the Company to agreements, transactions or other arrangements, or to hold itself out as an agent of the Company.

                                                               Exhibit No. 10.45


         6.04 CONFLICTS OF INTEREST. Except as prohibited by the Non-Competition Agreement, a Member or an Affiliate of a Member may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company, any other Member or any Affiliate of another Member the right to participate therein. The Company may transact business with any Member or an Affiliate thereof.

         6.05 INDEMNIFICATION FOR BREACH OF AGREEMENT. Each Member shall indemnify, protect, defend, release and hold harmless each other Member, its Representative, its Affiliates, and its and their respective directors, officers, trustees, employees and agents from and against any Claims asserted by or on behalf of any Person (including another Member) that arise out of, relate to or are otherwise attributable to, directly or indirectly, a breach by the indemnifying Member of this Agreement; provided, however, that this Section 6.05 shall not apply to any Claim or other matter for which a Member (or its Representative) has no liability or duty, or is indemnified or released, pursuant to Section 6.02(a)(iii), 6.02(f)(ii) or 6.03(d) (in the case of the Managing Member) or 6.04.

                                    ARTICLE 7
                                      TAXES

         7.01 TAX RETURNS. The Managing Member shall prepare and timely file (on behalf of the Company) all federal, state and local tax returns required to be filed by the Company. Each Member shall furnish to the Managing Member all pertinent information in its possession relating to the Company's operations that is necessary to enable the Company's tax returns to be timely prepared and filed. The Company shall bear the costs of the preparation and filing of its returns.

         7.02 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

              (a) to adopt as the Company's fiscal year the calendar year;

              (b) to adopt the accrual method of accounting;

              (c) if a distribution of the Company's property as described in Code Section 734 occurs or upon a transfer of Membership Interest as described in Code Section 743 occurs, on request by notice from any Member, to elect, pursuant to Code Section 754, to adjust the basis of the Company's properties;

              (d) to elect to amortize the organizational expenses of the Company ratably over a period of 60 months as permitted by Section 709(b) of the Code; and

              (e) any other election the Managing Member may deem appropriate.

                                                               Exhibit No. 10.45


                                    ARTICLE 8
               BOOKS, RECORDS, REPORTS, BUDGETS AND BANK ACCOUNTS

         8.01 MAINTENANCE OF BOOKS. (a) The Managing Member shall keep or cause to be kept at the principal office of the Company or at such other location selected by the Managing Member complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company's business and minutes of the proceedings of its Members and the Management Committee, and any other books and records that are required to be maintained by applicable Law.

              (b) The books of account of the Company shall be (i) maintained on the basis of a fiscal year that is the calendar year, (ii) maintained on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and (iii) audited by the Certified Public Accountants at the end of each calendar year.

         8.02 REPORTS AND BUDGETS. (a) With respect to each calendar year, the Managing Member shall prepare and deliver to each Member:

                    (i) Within 120 Days after the end of such calendar year, a profit and loss statement and a statement of cash flows for such year, a balance sheet and a statement of each Member's Capital Account as of the end of such year, together with a report thereon of the Certified Public Accountants; and

                    (ii) Such federal, state and local income tax returns and
              such other accounting, tax information and schedules as shall be necessary for the preparation by each Member on or before June 15 following the end of each calendar year of its income tax return with respect to such year.

              (b) Within 45 Days after the end of each calendar quarter, the Managing Member shall cause to be prepared and delivered to each Member, with an appropriate certificate of the Person authorized to prepare the same:

                    (i) A profit and loss statement and a statement of cash
              flows for such quarter (including sufficient information to permit the Members to calculate their tax accruals), for the portion of the calendar year then ended and for the 12-month period then ended;

                    (ii) A balance sheet and a statement of each Member's
              Capital Account as of the end of such quarter and the portion of the calendar year then ended; and

                    (iii) A statement comparing the actual financial status and results of the Company as of the end of or for such quarter and the portion of the calendar year then ended with the budgeted or forecasted status and results as of the end of or for such respective periods.

              (c) The Managing Member shall also cause to be prepared and delivered to each Member an annual operating budget and capital expenses budget, which budgets shall be delivered on or before December 1 of the previous calendar year.

                                                               Exhibit No. 10.45


         8.03 BANK ACCOUNTS. Funds of the Company shall be deposited in such banks or other depositories as shall be designated from time to time by the Managing Member. All withdrawals from any such depository shall be made only as authorized by the Managing Member and shall be made only by check, wire transfer, debit memorandum or other written instruction.

                                    ARTICLE 9
                                  BUYOUT OPTION

         9.01 BUYOUT EVENTS. This Article 9 shall apply to any of the following events (each a "BUYOUT Event"):

              (a) Gateway shall be the subject of a Change of Member Control;

              (b) Gateway shall have been reimbursed in full for all Operating Losses, pursuant to Section 5.01(a)(i) or by payment from VALIC; or

              (c) Two years shall have elapsed from the Effective Date.

         9.02 PROCEDURE. Promptly following the occurrence of a Buyout Event, Gateway shall give notice thereof to the Company and the other Members. VALIC shall have the option to acquire the Membership Interest of Gateway, which option may be exercised by providing 30 days' written notice (the "ACQUISITION NOTICE") of such acquisition at any time following occurrence of such Buyout Event.

         9.03 PURCHASE PRICE. The purchase price for a Membership Interest being purchased pursuant to this Article 9 (the "PURCHASE PRICE") shall be calculated as follows:

              (a) PRIOR TO REIMBURSEMENT OF OPERATING LOSSES. If the Buyout Event occurs prior to reimbursement to Gateway of the Operating Losses, then the Purchase Price shall equal:

                    (i) if less than 30 days has elapsed since the Effective
              Date, zero;

                    (ii) if more than 30 days but less than one year has elapsed since the Effective Date, (A) one twelfth of the Operating Losses times the number of months fully elapsed since the Effective Date MINUS (B) the amount of Operating Losses already reimbursed to Gateway pursuant to Section 5.01(a)(i) or otherwise.

                    (iii) if more than one year has elapsed since the Effective
              Date, (A) the total Operating Losses MINUS (B) the amount of Operating Losses already reimbursed to Gateway pursuant to Section 5.01(a)(i) or otherwise.

              (b) FOLLOWING REIMBURSEMENT OF OPERATING LOSSES. If the Buyout Event occurs after reimbursement to Gateway of the Operating Losses,

                                                               Exhibit No. 10.45


         then the Purchase Price shall be an amount equal to Gateway's share of the CalPERS Profits for the preceding 12 month period.

         9.04 CLOSING. If an option to purchase is exercised in accordance with the other provisions of this Article 9, the closing of such purchase shall occur on the 30th Day after receipt by Gateway of an Acquisition Notice, and shall be conducted in a manner substantively equivalent to that set forth in Section 3.03(b)(ii)(B).

         9.05 TERMINATED MEMBER. Upon the occurrence of a closing under Section 9.04, the following provisions shall apply to Gateway (now a "TERMINATED MEMBER"):

              (a) The Terminated Member ceases to be a Member immediately upon the occurrence of the closing.

              (b) As the Terminated Member is no longer a Member, it will no longer be entitled to receive any distributions (including liquidating distributions) or allocations from the Company, and neither it nor its Representative shall be entitled to exercise any voting or consent rights or to receive any further information (or access to information) from the Company.

              (c) The Terminated Member must pay to the Company all amounts owed to it by such Member.

              (d) The Terminated Member shall remain obligated for all liabilities it may have under this Agreement or otherwise with respect to the Company that accrue prior to the closing.

              (e) The Sharing Ratio of the Terminated Member shall be allocated to VALIC.

                                                               Exhibit No. 10.45


                                   ARTICLE 10
                               DISPUTE RESOLUTION

         10.01 DISPUTES. This Article 10 shall apply to any dispute arising under or related to this Agreement (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this Article 10 to a particular dispute. Notwithstanding the foregoing, this Article 10 shall not apply to any matters that, pursuant to the provisions of this Agreement, are to be resolved by the Managing Member or by vote of the Management Committee; provided, however, that if a vote, approval, consent, determination or other decision must, under the terms of this Agreement, be made (or withheld) in accordance with a standard other than Sole Discretion (such as a reasonableness standard), then the issue of whether such standard has been satisfied may be a dispute to which this Article 10 applies. Any dispute to which this Article 10 applies is referred to herein as a "DISPUTE." With respect to a particular Dispute, each Member that is a party to such Dispute is referred to herein as a "DISPUTING MEMBER." The provisions of this Article 10 shall be the exclusive method of resolving Disputes.

         10.02 NEGOTIATION TO RESOLVE DISPUTES. If a Dispute arises, the Disputing Members shall attempt to resolve such Dispute through the following procedure, unless otherwise mutually agreed by the Disputing Members:

              (a) first, an executive officer of each of the Disputing Members shall promptly meet (whether by phone or in person) in a good faith attempt to resolve the Dispute;

              (b) second, if the Dispute is still unresolved after 20 Days following the commencement by any Disputing Member of the negotiations described in Section 10.02(a), then the chief executive officer (or his designee) of the immediate parent company of each Disputing Member shall meet (whether by phone or in person) in a good faith attempt to resolve the Dispute; and

              (c) third, if the Dispute is still unresolved after 10 Days following the commencement by any Disputing Member of the negotiations described in Section 10.02(b), then any Disputing Party may submit such Dispute to binding arbitration under this Article 10 by notifying the other Disputing Members (an "ARBITRATION NOTICE").

         10.03 SELECTION OF ARBITRATOR. (a) Any arbitration conducted under this
Article 10 shall be heard by a sole arbitrator (the "ARBITRATOR") selected in accordance with this Section 10.03. Each Disputing Member and each proposed Arbitrator shall disclose to the other Disputing Members any business, personal or other relationship or Affiliation that may exist between such Disputing Member and such proposed Arbitrator, and any Disputing Member may disapprove of such proposed Arbitrator on the basis of such relationship or Affiliation.

              (b) The Disputing Member that submits a Dispute to arbitration shall designate a proposed Arbitrator in its Arbitration Notice. If any

                                                               Exhibit No. 10.45


         other Disputing Member objects to such proposed Arbitrator, it may, on or before the tenth Day following delivery of the Arbitration Notice, notify all of the other Disputing Members of such objection. All of the Disputing Members shall attempt to agree upon a mutually-acceptable Arbitrator. If they are unable to do so within 20 Days following delivery of the notice described in the immediately-preceding sentence, any Disputing Member may request the American Arbitration Association (or, if such Association has ceased to exist, the principal successor thereto) (the "AAA") to designate the Arbitrator. If the Arbitrator so chosen shall die, resign or otherwise fail or becomes unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this Section 10.03.

         10.04 CONDUCT OF ARBITRATION. The Arbitrator shall expeditiously (and, if possible, within 90 Days after the Arbitrator's selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in Houston, Texas. The arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the AAA (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or the AAA), to the extent that such Rules do not conflict with the terms of this Agreement. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power (a) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Member will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (b) to grant injunctive relief and enforce specific performance. If it deems necessary, the Arbitrator may propose to the Disputing Members that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the unanimous consent of the Disputing Members, which shall not be unreasonably withheld. Each Disputing Member, the Arbitrator and any proposed expert shall disclose to the other Disputing Members any business, personal or other relationship or Affiliation that may exist between such Disputing Member (or the Arbitrator) and such proposed expert; and any Disputing Member may disapprove of such proposed expert on the basis of such relationship or Affiliation. The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable and binding upon the Disputing Members and may be enforced in any court of competent jurisdiction; provided that the Members agree that the Arbitrator and any court enforcing the award of the Arbitrator shall not have the right or authority to award punitive or exemplary damages to any Disputing Member. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts retained by the Arbitrator, shall be allocated among the Disputing Members in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Disputing Member shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that the Dispute in question was frivolous, in which case all of such costs and expenses shall be allocated to the Disputing Member who initiated such frivolous Dispute.

         10.05 IMMEDIATE INJUNCTIVE RELIEF. Notwithstanding anything to the contrary in this Article 10, the Members agree that in those situations where a Disputing Member makes a good faith determination that a breach (or potential breach) of the confidentiality or other provisions of this Agreement by any other party may result in damages or consequences that will be immediate, severe, and incapable of adequate redress after the fact, so that a temporary restraining order or other immediate injunctive relief is necessary for a realistic and adequate remedy, the Disputing Member making such determination

                                                               Exhibit No. 10.45


may seek such immediate injunctive relief from an appropriate court without first following the procedures set forth in this Article 10. Whether or not the immediate injunctive relief sought is granted, the litigation filed will be stayed or dismissed, as appropriate, and the parties shall proceed with arbitration of the dispute in accordance with this Article 10.

                                   ARTICLE 11
                     DISSOLUTION, WINDING-UP AND TERMINATION

         11.01 DISSOLUTION. (a) Subject to Section 11.01(b), the Company shall dissolve and its affairs shall be wound up on the first to occur of the following events (each a "DISSOLUTION EVENT"):

                    (i) the unanimous consent of the Members;

                    (ii) the dissolution, Withdrawal or Bankruptcy of a Member;

                    (iii) entry of a decree of judicial dissolution of the
              Company under Section 18-802 of the Act; or

                    (iv) six months following the expiration or termination by
              CalPERS of the CalPERS Contract or any amendment or renewal thereof.

              (b) If a Dissolution Event described in Section 11.01(a)(ii) (affecting Gateway) or in Section 11.01(a)(iv) shall occur, then VALIC (in its Sole Discretion) may elect that the Company shall not be dissolved, and the business of the Company shall be continued as a single member limited liability company of which VALIC is the sole member (a "CONTINUATION ELECTION").

         11.02 WINDING-UP AND TERMINATION. (a) On the occurrence of a Dissolution Event, unless a Continuation Election is made, the Managing Member shall act as liquidator; provided, however, that if a Dissolution Event described in Section 11.01(a)(ii) has occurred to the Managing Member, then the liquidator shall be another Member selected by the Management Committee. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Members. The steps to be accomplished by the liquidator are as follows:

                    (i) as promptly as possible after dissolution and again
              after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities, and operations through the last calendar day of the month in which the dissolution occurs or the final winding up is completed, as applicable;

                    (ii) the liquidator shall discharge from Company funds all of the Indebtedness and other debts, liabilities and obligations of the Company (including all expenses incurred in winding up and any loans described in Section 4.03) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

                                                               Exhibit No. 10.45


                    (iii) all remaining assets of the Company shall be
              distributed to the Members as follows:

                         (A) the liquidator may sell any or all Company
                  property, including to Members, and any resulting gain or loss from each sale shall be computed and allocated to the Capital Accounts of the Members in accordance with the provisions of Article 5;

                         (B) with respect to all Company property that has not
                  been sold, the fair market value of that property shall be determined and the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in property that has not been reflected in the Capital Accounts previously would be allocated among the Members if there were a taxable disposition of that property for the fair market value of that property on the date of distribution; and

                         (C) Company property (including cash) shall be
                  distributed among the Members in accordance with Section 5.02; and those distributions shall be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 Days after the date of the liquidation).

              (b) The distribution of cash or property to a Member in accordance with the provisions of this Section 11.02 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its Membership Interest and all the Company's property and constitutes a compromise to which all Members have consented pursuant to Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

         11.03 DEFICIT CAPITAL ACCOUNTS. No Member will be required to pay to the Company, to any other Member or to any third party any deficit balance that may exist from time to time in the Member's Capital Account.

         11.04 CERTIFICATE OF CANCELLATION. On completion of the distribution of Company assets as provided herein, the Members (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to
Section 2.05, and take such other actions as may be necessary to terminate the existence of the Company. Upon the filing of such certificate of cancellation, the existence of the Company shall terminate (and the Term shall end), except as may be otherwise provided by the Act or other applicable Law.

                                                               Exhibit No. 10.45


                                   ARTICLE 12
                               GENERAL PROVISIONS

         12.01 OFFSET. Whenever the Company is to pay any sum to any Member, any amounts that Member owes the Company may be deducted from that sum before payment.

         12.02 NOTICES. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be delivered to the recipient in person, by courier or mail or by facsimile or other electronic transmission. A notice, request or consent given under this Agreement is effective on receipt by the Member to receive it; provided, however, that a facsimile or other electronic transmission that is transmitted after the normal business hours of the recipient shall be deemed effective on the next Business Day. All notices, requests and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Exhibit A or in the instrument described in Section 3.04, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company must be given to all of the Members. Whenever any notice is required to be given by Law, the Delaware Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

         12.03 ENTIRE AGREEMENT; SUPERSEDING EFFECT. This Agreement, the Master Agreement, the documents identified as Transaction Documents in the Master Agreement, and the Confidentiality Agreement constitute the entire agreement of the Members and their Affiliates relating to the Company and the transactions contemplated hereby and supersedes all provisions and concepts contained in all prior contracts or agreements between the Members or any of their Affiliates with respect to the Company and the transactions contemplated hereby, whether oral or written, including the Preliminary Agreement.

         12.04 EFFECT OF WAIVER OR CONSENT. Except as otherwise provided in this Agreement, a waiver or consent, express or implied, to or of any breach or default by any Member in the performance by that Member of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Member of the same or any other obligations of that Member with respect to the Company. Except as otherwise provided in this Agreement, failure on the part of a Member to complain of any act of any Member or to declare any Member in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Member of its rights with respect to that default until the applicable statute-of-limitations period has run.

         12.05 AMENDMENT OR RESTATEMENT. This Agreement or the Delaware Certificate may be amended or restated only by a written instrument executed (or, in the case of the Delaware Certificate, approved) by all Members.

         12.06 BINDING EFFECT. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and shall inure to the benefit of the Members and their respective successors and permitted assigns.

                                                               Exhibit No. 10.45


         12.07 GOVERNING LAW; SEVERABILITY. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. In the event of a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in a limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provision of this Agreement or the application thereof to any Member or circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to other Members or circumstances is not affected thereby, and (b) the Members shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the Members in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

         12.08 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

         12.09 WAIVER OF CERTAIN RIGHTS. Each Member irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

         12.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

                                                               Exhibit No. 10.45


         IN WITNESS WHEREOF, the Members have executed this Agreement as of the date first set forth above.

                                         MEMBERS:


                                         THE VARIABLE ANNUITY LIFE INSURANCE
                                     COMPANY

                                         By:
                                         Name:
                                         Title:


                                         GATEWAY INVESTMENT SERVICES, INC.


                                         By:
                                         Name:
                                         Title:

                                                               Exhibit No. 10.45


                                    EXHIBIT A

                                     Members

---------------------------- ------- ----------------- -------------------------

Name and                     Sharing Initial           Representative and
Address                      Ratio   Contribution      Alternate Representative
---------------------------- ------- ----------------- -------------------------
The Variable Annuity Life    90%     $152,141          Representative:
Insurance Company                                      Richard Lindsey
P.O. Box 3206
2929 Allen Parkway                                     Alternate:
Houston, Texas  77019-2256                             Craig Rodby
Attn:  Vice Chairman
Fax:  (713) 831-4940
---------------------------- ------- ----------------- -------------------------
Gateway Investment Services, 10%     CalPERS Contract  Representative:
Inc.                                                   Tom Norwood
4565 Colorado Boulevard
Los Angeles, California                                Alternate:
90039                                                  John Bettfreund
Attn:  President
Fax:  (818) 549-3543
---------------------------- ------- ----------------- -------------------------

                                                               Exhibit No. 10.45


                                    EXHIBIT B

                  GUIDELINES FOR MEASUREMENT OF CalPERS PROFITS

VALIC, as Managing Member, will apply the following principles in computing CalPERS Profits:

1.       REVENUES

         a. Revenues of the Company will include all fees and commissions from the sale of financial products by financial counselors assigned to the Company, or by other VALIC agents selling as the result of a referral of CalPERS member(s) by the Company.

         b. Revenue will also include a "reallowance," credited at market rates, for VALIC product sold by financial counselors assigned to the Company or by other VALIC agents to CalPERS members referred by the Company.

2.       EXPENSES

         a. Expenses for personnel, and all associated direct out of pocket expenses of personnel assigned to the Company, will be a direct expense of the Company.

         b. Indirect expenses for services provided by VALIC employees not assigned to the Company (including, but not limited to, financial reporting, legal and facilities management) will be charged to the Company on the basis of usage or time allocations.

         c. Corporate overhead from American General Corporation will be charged to the Company at the same percentage of revenue as such overhead is charged to VALIC.

         d. Expenses associated with the intercompany use of resources, such as Company employees producing financial plan reports or VALIC agents meeting with CalPERS members after a referral, will be charged based on the percentage of output attributable to the Company's business. For example, if Company employees generated 100 financial plan reports in a month, and 50 of those reports were generated in connection with Company business and the remaining 50 were generated in connection with VALIC business not relating to the Company, then the Company would be charged for 50% of the expenses associated with the generation of those reports for that month. Furthermore, if a VALIC agent executed 100 trades in a month, 50 of which were for CalPERS members, then the Company would be charged for 50% of that agent's expenses for that month.